Exhibit 99.1

For immediate release.	Contact:	Michael Martens
913.307.1070

Mediware Again Delivers Record Revenue

Annual revenue climbs to $55.5 million in fiscal 2011 to deliver $0.77 earnings per share.

LENEXA, KS   SEPTEMBER 7, 2011 – Mediware Information Systems, Inc. (NASDAQ: MEDW) today reported that revenues for the fourth quarter ended June 30, 2011 were $16.0 million, a 20 percent increase over the $13.3 million reported for the fourth quarter one year ago. Fourth quarter earnings per share rose to $0.25, more than doubling the $0.12 per share reported in the same period in fiscal 2010.

For the full fiscal year Mediware reported revenues of $55.5 million, a 17 percent increase over the $47.6 million reported for fiscal year 2010. Full year earnings per share were $0.77, an 88 percent increase over the $0.41 per share generated a year ago.

Commenting on the results, company president and CEO, Thomas Mann, said: “I’m pleased to again report that Mediware has posted record revenue and earnings – in both our quarterly and full year results. Revenue for the year climbed to almost $56 million, with an impressive $0.77 EPS. Effective operational management, new sales and our acquisitions all contributed to drive growth across all our key financial indicators.

“During the year the two Department of Defense contracts for our blood management software products provided a significant boost to new system sales as well as our overall performance. These products have tremendous momentum in the market. On another note, our April acquisition of CareCentric contributed positively in the fourth quarter.”

Highlights for the quarter include:

•	Total revenue of $16.0 million set a new quarterly record.
•	Operating income increased 88 percent to $3.0 million, from $1.6 million in the year ago quarter.
•	Earnings per share increased to $0.25 from the $0.12 reported in the year ago quarter.
•	The April 11, 2011 acquisition of CareCentric contributed $1.6 million in revenue.

Highlights for full year include:

•	Total revenue of $55.5 million set a new full year record.
•	Operating income increased 93 percent to $8.9 million, from $4.6 million in the prior year.
•	Earnings per share increased to $0.77, from the $0.41 reported in the prior year.
•	Cash increased to $30 million, after spending $3.6 million on acquisitions.

“Promising growth from our base business as well as the assets that have been acquired and integrated into our overall portfolio contributed to our strong results,” said Mr. Mann. “I’m pleased with the team’s abilities to absorb new businesses and am confident that they are prepared as we consider the possibility of future transactions.”

The Company will host a teleconference at 10:00 am Eastern Time (9:00 am Central Time) today to present the results.  There will be a question-and-answer session directly following the presentation.

To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 96973615.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291). The conference ID required for accessing the playback is 96973615.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

Fiscal 2011 and 2010 Quarterly Earnings Operating Statement Highlights (in thousands):

	Quarter Ended June 30,
	2011	2010

Total Revenue	$15,976	$13,250
Gross Profit	$10,527	$8,894
Net Income	$2,102	$949
Earnings Per Diluted Share	$0.25	$0.12

Fiscal 2011 and 2010 Annual Operating Statement Highlights (in thousands):

	Year Ended June 30,
	2011	2010

System Sales	$14,413	$10,918
Services	$41,110	$36,698
Total Revenue	$55,523	$47,616
Operating Expenses	$46,583	$42,999
Operating Income	$8,940	$4,617
Net Income	$6,292	$3,242
Earnings Per Diluted Share	$0.77	$0.41

Condensed Balance Sheet Highlights (in thousands):

	Period Ended June 30,
	2011	2010

Cash and Cash Equivalents	$29,987	$23,340
Working Capital	$24,745	$18,726
Stockholders’ Equity	$54,972	$46,700

About Mediware
Mediware delivers interoperable best of breed software systems that improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.